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                                                                   EXHIBIT 99(b)

[LOGO]
                                                         The Brink's Company
                                                         1801 Bayberry Court
                                                         P.O. Box 18100
PRESS RELEASE                                            Richmond, VA 23226-8100
                                                         Tel. 804.289.9600
                                                         Fax 804.289.9758

Contact:                                                 FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                    THE BRINK'S COMPANY UPDATES 2005 RESULTS
   Completion of Tax Review by the Company for 2005 Results in Reallocation of
           Tax Expense between Continuing and Discontinued Operations;
                      Net Income in Total Remains Unchanged


     RICHMOND, Va., March 8, 2006 - The Brink's Company (NYSE: BCO) announced today that it is updating its financial results for the fourth quarter and full year 2005 to reflect a reallocation of taxes between continuing and discontinued operations with no change in reported net income.

     As the company completed its reviews and control procedures related to the post-sale separation of BAX Global Inc., it reallocated tax expense between continuing operations and discontinued operations. The company's net income is unchanged. Income from continuing operations was $6.2 million (11 cents per diluted share) for the fourth quarter of 2005 and $42.3 million i (74 cents per diluted share) for the full year. Income from discontinued operations was $46.9 million (81 cents per diluted share) for the fourth quarter of 2005 and $105.5 million ($1.85 per diluted share) for the full year.

     The company also announced that it expects to file today its Form 10-K for the year ended December 31, 2005.



This release contains both historical and forward-looking information. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may," "should" and similar expressions may identify forward-looking information. Forward-looking information in this document includes, but is not limited to, statements regarding the filing of the company's Form 10-K. The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies that could cause actual results to differ materially from those that are anticipated.


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These risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to the completion of reviews by the company and its outside auditors, the preparation of the Form 10-K for filing, the ability to access the Internet, the availability of the SEC's EDGAR website, and the number of filers utilizing the website. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.

About The Brink's Company

     The Brink's Company (NYSE: BCO) is a global leader in business and security services and operates two businesses: Brink's, Incorporated and Brink's Home Security. Brink's, Incorporated is the world's premier provider of secure transportation and cash management services. Brink's Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll-free 877-275-7488.


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                               THE BRINK'S COMPANY
                                and Subsidiaries

            Condensed Consolidated Statements of Operations (Updated)
                                   (Unaudited)



                                                                Three Months Ended             Years Ended
                                                                   December 31,                December 31,
(In millions, except per share amounts)                          2005       2004              2005       2004
------------------------------------------------------------------------------------------------------------------
Revenues                                                   $      663.1     606.0            2,549.0   2,277.5

Expenses:
Operating expenses                                                529.2     469.5            2,041.8   1,790.7
Selling, general and administrative expenses                      116.1     103.2              406.8     360.5
------------------------------------------------------------------------------------------------------------------
   Total expenses                                                 645.3     572.7            2,448.6   2,151.2
Other operating income, net                                         6.3       2.0               15.0      11.1
------------------------------------------------------------------------------------------------------------------
   Operating profit                                                24.1      35.3              115.4     137.4

Interest expense                                                   (4.6)     (4.8)             (18.6)    (20.8)
Interest and other income, net                                      2.2       0.7                9.3       7.9
Minority interest                                                  (4.0)     (4.6)             (14.3)    (12.4)
------------------------------------------------------------------------------------------------------------------
   Income from continuing operations before income taxes           17.7      26.6               91.8     112.1
Income tax expense                                                 11.5      10.1               49.5      40.6
------------------------------------------------------------------------------------------------------------------

   Income from continuing operations                                6.2      16.5               42.3      71.5

Income from discontinued operations, net of tax                    46.9      22.5              105.5      50.0
Cumulative effect of change in accounting principle                (5.4)      -                 (5.4)      -
------------------------------------------------------------------------------------------------------------------
Net income                                                 $       47.7      39.0              142.4     121.5
==================================================================================================================


Basic net income per common share:
   Continuing operations                                   $       0.11      0.30               0.75      1.31
   Discontinued operations                                         0.82      0.41               1.88      0.92
   Cumulative effect of change in accounting principle            (0.09)     -                 (0.10)     -
------------------------------------------------------------------------------------------------------------------
                                                           $       0.84      0.71               2.53      2.23
==================================================================================================================
Diluted net income per common share:
   Continuing operations                                   $       0.11      0.29               0.74      1.29
   Discontinued operations                                         0.81      0.41               1.85      0.91
   Cumulative effect of change in accounting principle            (0.09)     -                 (0.09)     -
------------------------------------------------------------------------------------------------------------------
                                                           $       0.83      0.70               2.50      2.20
==================================================================================================================
Weighted-average common shares outstanding:
   Basic                                                           57.0      55.2               56.3      54.6
   Diluted                                                         57.8      56.0               57.0      55.3
------------------------------------------------------------------------------------------------------------------


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                               THE BRINK'S COMPANY
                                and Subsidiaries



                  INCOME FROM DISCONTINUED OPERATIONS (UPDATED)
                                   (Unaudited)



                                                           Three Months Ended            Years Ended
                                                              December 31,               December 31,
(In millions)                                                2005      2004             2005     2004
------------------------------------------------------------------------------------------------------
Gain (loss) on sales of:
   Timber                                                $    -          -               -       20.7
   Gold                                                       -          -               -       (0.9)
   Coal                                                       -          5.0             -        5.0
   BAX Global (costs associated with sale)                   (2.8)       -              (2.8)     -

Income (loss) from operations:
   BAX Global (a)                                            43.9       23.9            86.8     49.5
   Timber                                                     -          -               -       (0.5)
   Gold                                                       -          -               -       (1.2)

Adjustments to contingent assets and liabilities of
   former operations:
   Litigation settlement gain (b)                            15.1        -              15.1      -
   Health Benefit Act                                         2.3        3.2             2.3      3.2
   Reclamation liabilities                                   (1.4)      (0.1)           (6.2)    (0.1)
   Workers' compensation                                      0.4       (4.9)            0.4     (4.9)
   Withdrawal liability                                       -          7.3             6.1     15.4
   Other                                                     (0.2)      (0.4)            0.1     (3.3)
------------------------------------------------------------------------------------------------------
Income from discontinued operations before income taxes      57.3       34.0           101.8     82.9
Income tax (expense) benefit (c)                            (10.4)     (11.5)            3.7    (32.9)
------------------------------------------------------------------------------------------------------
Income from discontinued operations                      $   46.9       22.5           105.5     50.0
======================================================================================================

(a)  In January  2006,  the  company  sold its BAX  Global  operations  for $1.1
     billion.   BAX  Global's  results  of  operations  have  been  reported  as discontinued operations for all periods presented.

(b) The company reached an agreement with the U.S. government in the fourth quarter of 2005 related to refunds of prior-year Federal Black Lung Excise Tax payments. The company received the refunds of $15.1 million in early 2006.

(c) During the third quarter of 2005, the company finalized discussions with the Internal Revenue Service over certain tax credit carryforwards related to the former natural resources businesses. The company recognized a $27.4 million tax benefit in the third quarter of 2005 in discontinued operations as a result of resolving these discussions. The benefit does not result in current cash receipts but has increased the company's tax credit carryforwards available to reduce future U.S. income tax payments.


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